Exhibit 4.3

CYTEC EMPLOYEES’ SAVINGS PLAN

Effective April 1, 2007

TABLE OF CONTENTS

ARTICLE 1	2
Definitions	2

ARTICLE 2	11
Participation	11

2.01 General Eligibility	11
2.02 Break-In Service - Participation	12
2.03 Participation upon Re-Employment	12
2.04 Transferred Employees	12

ARTICLE 3	14
Employee Before-Tax Contributions	14

3.01 Employee Before-Tax Contributions	14
3.02 Method of Request; Termination; Adjustments	15
3.03 Employee Before-Tax Contribution Limitations	15
3.04 Employee Catch-up Contributions	17

ARTICLE 4	18
Employee After-Tax Contributions	18

4.01 Payroll Deductions	18
4.02 Adjustments	18
4.03 Termination of Employee After-Tax Contributions	18
4.04 Resumption of Employee After-Tax Contributions	19
4.05 Non-Discrimination Test	19
4.06 Distribution of Excess Aggregate Contributions	20

ARTICLE 5	22
Company Matching Contributions	22

5.01 Company Matching Contributions	22
5.02 Forfeiture of Matching Contributions	22

ARTICLE 6	23
401(k)/(m) Safe Harbors	23

6.01 Rules of Application	23
6.02 Definitions	23
6.03 Notice Requirements	24
6.04 Special Withdrawal Rule	24

ARTICLE 7	25
Profit Sharing Contributions	25

7.01 Profit Sharing Contributions	25
7.02 Limitation on Allocation to Participant’s Account	25

ARTICLE 8	28
Vesting	28

8.01 Employee After-Tax Contributions, Employee Before-Tax Contributions and Catch-up Contributions	28
8.02 Matching and Profit Sharing Contributions	28
8.03 Forfeitures	28
8.04 Election of Vesting Schedule	29

ARTICLE 9	30
Time and Method of Payment of Benefits	30

9.01 Time of Payment of Account Balance	30
9.02 Deferred Distribution	30
9.03 Payment Options	31
9.04 Distribution Election	31
9.05 Immediate Distribution	31
9.06 Automatic Rollovers	32
9.07 Distribution to Alternate Payee	32
9.08 Minimum Distribution Requirements	32

ARTICLE 10	38
Withdrawals	38

10.01 Hardship Withdrawal	38
10.02 Age 59 1/2 Withdrawals	39
10.03 Withdrawals of Matching Contributions	40
10.04 Withdrawals of Employee After-Tax & Rollover Contributions	40
10.05 Effective Date	40
10.06 Withdrawals in Company Stock	40

ARTICLE 11	41
Loans	41

11.01 Loan Application	41
11.02 Loan Terms and Conditions	42
11.03 Funding of Loans	42
11.04 Loan Repayment and Prepayment	43
11.05 Loan Default	43

ARTICLE 12	45
Investments	45

12.01 Investment Funds	45
12.02 Investment Options of Participants	45
12.03 Election of Investment Options	45
12.04 Transfer of Accumulated Values	46
12.05 ESOP Diversification of Investments	46
12.06 Investment of Matching Contributions	48
12.07 Cash Dividend on Company Stock Fund	48
12.08 Investment of Income	48
12.09 Temporary Investments	48

ARTICLE 13	49
Participants’ Accounts In Funds	49

13.01 Separate Accounts	49
13.02 Payments to Trustee	49
13.03 Units	50

ARTICLE 14	51
Participant’s Quarterly Statement	51

ARTICLE 15	52
Notices, Etc.	52

15.01 Notices to Employees, Etc.	52
15.02 Notices to Administrator	52

ARTICLE 16	53
Appointment of Trustee and CIPF	53

16.01 Appointment of Trustee	53
16.02 Appointment of CIPF	53

ARTICLE 17	54
Voting of Company Stock	54

17.01 Notice	54
17.02 Vote	54
17.03 Tender Offer	54

ARTICLE 18	55
Administration	55

18.01 Appointment of Administrator	55
18.02 Appointment of Fiduciary	55
18.03 Books and Records	55
18.04 Powers of the Administrator	56
18.05 Communications	57
18.06 Claims Review Procedure	57
18.07 Costs and Expenses	58

ARTICLE 19	59
Termination, Amendment, Modification and Suspension	59

19.01 Company Discretion	59
19.02 Effect	59
19.03 Immediate Vesting; Subsequent Distribution	59
19.04 No Diversion	59
19.05 Compliance with Law	60
19.06 Merger of Transfer	60
19.07 Exclusive Benefit	60

ARTICLE 20	62
Participants’ Rights Not Transferable or Assignable	62

20.01 Anti-Alienation Rule	62
20.02 QDRO Exception	62

ARTICLE 21	64
Designation of Beneficiaries	64

ARTICLE 22	66
Sale of Distributed Securities	66

ARTICLE 23	67
Transfers from Other Qualified Plans and Qualified Trusts	67

23.01 Transfers	67
23.02 Transfers of Employees	67
23.03 No Benefit Reduction	68
ARTICLE 24	69
Rollover	69

24.01 Rollover	69
24.02 Participation	70
24.03 Direct Rollovers	70

ARTICLE 25	72
Top Heavy Rules	72

25.01 Minimum Employer Contribution	72
25.02 Additional Contribution	72
25.03 Determination of Top Heavy Status	73
25.04 Definitions	74

ARTICLE 26	76
Miscellaneous Provisions	76

26.01 Burden of Investment Risk	76
26.02 No Contract of Employment	76
26.03 Missing Participants	76
26.04 Governing Law	76

ARTICLE 27	77
Employee Stock Ownership Plan	77

27.01 General	77
27.02 Acquisition and Disposition of Company Stock	77

EXHIBIT A	79

EXHIBIT B	81

CYTEC EMPLOYEES’ SAVINGS PLAN

PREAMBLE

The Cytec Employees’ Savings Plan (the “Plan”) is hereby established effective April 1, 2007 for the benefit of eligible employees of Cytec Industries Inc., and certain of its affiliates who adopt the Plan. The Plan is intended to constitute a Qualified Automatic Contribution Arrangement under Section 401(k)(13) of the Code.

ARTICLE 1

DEFINITIONS

As used herein:

1.01 “Account Balance” shall mean the Participant’s total interest under the Plan attributable to (i) Employee After-Tax Contributions, (ii) Employee Before-Tax Contributions, (iii) Catch-up Contributions, (iv) Profit-Sharing Contributions, (v) Rollover Contributions, or (vi) Matching Contributions, individually or collectively as context demands, as may be further modified herein.

1.02 “Act” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.03 “Actual Contribution Percentage” shall mean the average (expressed as a percentage) of the Contribution Percentages of all the Eligible Participants.

1.04 “Adjustment Factor” shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for years beginning after December 31, 1987, as applied to such items and in such manner as the Secretary shall provide.

1.05 “Administrator” shall have the meaning specified in Article 18.01.

1.06 “Annual Addition” shall mean for any Plan Year the sum of (a) Employer contributions, (b) Participant contributions, (c) forfeitures, and (d) amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Code which is part of a pension or annuity plan maintained by a Participating Company, and amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by a Participating Company.

1.07 “Annuity Starting Date” shall mean the first day of the first period for which the Plan pays an amount to a Participant in any form.

1.08 “Catch-up Contributions” shall mean Employee Before-Tax Contributions made by a Participant in accordance with Article 3.04.

1.09 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10 “Committee on Investment of Pension Funds” or “CIPF” shall mean the Committee established by the Company pursuant to Article 16 to select and monitor the investment funds available for investment under the Plan.

1.11 “Company” shall mean Cytec Industries Inc., a Delaware corporation, and any successor thereto.

1.12 “Company Contribution” shall mean a Profit Sharing Contribution to the Plan made by or on behalf of any Employer pursuant to Article 7.

1.13 “Company Stock” shall mean shares of voting common stock or noncallable preferred stock issued by the Company which constitute “employer securities” or “qualifying employer securities” under Sections 409(l) and 4975(e) of the Code.

1.14 “Computation Period” shall mean a twelve consecutive month period commencing on the date on which such person first becomes an Employee and on each succeeding anniversary thereof.

1.15 “Contribution Percentage” shall mean the ratio (expressed as a percentage) of the Employee After-Tax Contributions made by the Eligible Participants for the Plan Year to the Eligible Participants’ Earnings for the Plan Year.

1.16 “Earnings” shall mean wages paid by the Company or an affiliate within the meaning of Code Section 3401(a) (for the purposes of income tax withholding at the source) within the meaning of IRS Section 3401(a) (for the purposes of income tax withholding at the source) but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, prior to any reduction as contemplated by Article 3 of the Plan or Sections 125, 127, 129, 132(f)(4) or successor provisions of the Code paid to an Employee by an Employer, but excluding severance pay, short term disability payments, long term disability payments, amounts realized from the exercise of a non-qualified stock-option, or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock-option; amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee); education assistance; employer provided dependent care assistance; certain employee awards (meal money, safety shoes, gift certificates, protective glasses, special allowances, etc.); all moving expenses; and contributions made by the employer to a plan of deferred compensation to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed; provided, however, that in no event will the annual Earnings of an employee exceed the limitation provided for in Section 401(a)(17) of the Code, as adjusted by the Adjustment Factor. Earnings shall also include Earnings as defined above, paid to an Employee by a non U.S. employer required to be aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code; provided, that such Employee was a Member in the Plan prior to his transfer to the non U.S. member of the controlled group, and the non-U.S. member of the controlled group is not accruing pension benefits on behalf of the Employee for such period of service.

The annual Earnings of each Participant taken into account in determining allocations for any Plan Year shall not exceed $225,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Earnings means Earnings during the Plan Year or such other consecutive 12-month period over which Earnings is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to Annual Earnings for the determination period that begins with or within such calendar year.

1.17 “Effective Date” shall mean April 1, 2007.

1.18 “Eligible Employee” shall mean any Employee of the Employer who is eligible to participate in accordance with Article 2.01.

1.19 “Employee” shall mean a person who is currently employed by the Employer or any other employer required to be aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code. Employee shall include Leased Employees.

1.20 “Employee After-Tax Contributions” shall mean any contribution to the Plan made by a Participant pursuant to Article 4.01.

1.21 “Employee Before-Tax Contributions” shall mean any amount constituting a reduction of the Earnings of a Participant pursuant to Article 3.01 which causes the Employer to contribute such amount to the Plan on behalf of such Participant.

1.22 “Employer” shall mean the Company and any Participating Company as well as any predecessor or successor to the Employer.

1.23 “Enrollment Date” shall mean the first payroll date following thirty days of employment.

1.24 “ESOP Account” shall mean the Participant’s Matching Contribution account, as well as any portion of the Participant’s ESOP Account under the Cytec Employees’ Savings and Profit Sharing Plan that may be transferred to this Plan.

1.25 “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of the aggregate Contribution Percentage amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over the maximum Contribution Percentage amounts permitted by the average contribution percentage test in Section 4.05.

1.26 “Fund” shall mean any of the Funds specified in Exhibit A attached hereto.

1.27 “Highly Compensated Employee” shall mean an Employee who:

(a) at any time during the Plan Year or the preceding year was a 5% owner of the Employer (applying the constructive ownership rules of Section 318 of the Code); or

(b) for the preceding year had Earnings in excess of $100,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year). For purposes of this subsection, the Employer does not apply the top paid election.

The term “Highly Compensated Employee” also includes any former Employee who separated from service (or has a deemed separation from service, as determined under Treasury regulations) prior to the Plan Year, performs no service for the Employer during the Plan Year, and was a Highly Compensated Employee either for the separation year or any Plan Year ending on or after his 55th birthday.

1.28 “Hours of Service” shall mean each hour for which an Employee is paid or entitled to payment for the performance of duties for the Company or an affilate.

1.29 “Leased Employee” shall mean an individual (who otherwise is not an Employee of the Employer) who, pursuant to a leasing agreement between the Employer and any other person, has performed services for the Employer (or for the Employer and any persons related to the Employer within the meaning of Section 414(n)(6) of the Code) on a substantially full time basis for at least one year, and such services are performed under the primary direction or control of the Employer.

1.30 “Matching Contribution” shall mean the contribution made by the Employer with respect to the Participant’s Employee Before-Tax Contributions, Catch-up Contributions and/or Employee After-Tax Contributions pursuant to Article 5.

1.31 “Maternity and Paternity Leave” shall mean an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of the child with the

Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following the birth or placement. For this purpose, the Severance from Service Date of an Employee who is absent from service beyond the first anniversary of the first day of the Maternity and Paternity Leave, is the second anniversary of the first day of such absence.

1.32 “Nonhighly Compensated Employee” shall mean an Employee who is not a Highly Compensated Employee.

1.33 “Participant” shall mean an Eligible Employee of the Employer who is otherwise authorized under the terms of the Plan to have Employee Before-Tax Contributions, Employee After-Tax Contributions, Matching Contributions or Profit Sharing Contributions allocated to his/her account for the Plan Year.

1.34 “Participating Company” shall mean those entities designated on Exhibit B and any other entity required to be aggregated with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code, which, with the written consent of the Plan Administrator adopts this Plan. Unless otherwise specifically provided by the Executive Committee, a Participating Company shall be considered such (and employees thereof Employees) only during such time as the criteria of this paragraph are met.

1.35 “Payroll Deduction Authorization” shall mean any one of the written or electronic forms approved by the Administrator from time to time which authorizes the Employer to make a Employee Before-Tax Contribution, Employee After-Tax Contribution or Catch Up Contribution on behalf of the Participant.

1.36 “Period of Service” shall mean the period of time commencing on the Employee’s Employment Commencement Date and ending on the Severance from Service Date. Period of Service shall include credit for periods of qualified military service in accordance with Section 414(u) of the Code. Period of Service shall also include all service rendered by an individual while employed by any entity in which the Company has an interest of 50% or more which does not constitute a Participating Company, provided the individual transfers to the employ of the Company with less than a 30-day break in employment.

1.37 “Period of Severance” shall mean the period of time commencing on the Severance from Service Date and ending on the date the Employee again performs an Hour of Service. A “one year Period of Severance” shall mean a twelve (12) month period within which the Employee does not perform an Hour of Service. If the Employee completes an Hour of Service prior to incurring a one year Period of Severance, the Employee’s Severance from Service Date shall be disregarded and such period shall be included in his Period of Service.

1.38 “Plan” shall mean the Cytec Employees’ Savings Plan, as amended from time to time.

1.39 “Plan Year” shall mean April 1, 2007 through December 31, 2007, and beginning with and including January 1, 2008, each calendar year thereafter for the existence of the Plan.

1.40 “Profit Sharing Contribution” shall mean a contribution to the Plan made pursuant to Article 7.

1.41 “Rollover Contribution” shall mean any contribution to the Plan made pursuant to Article 24.

1.42 “Severance from Service Date” shall mean the earlier of the date on which the Employee quits, retires, is discharged or dies, or the first anniversary of the date of absence for any other reason.

1.43 “Totally and Permanently Disabled” when used with respect to a Participant, shall mean a person who is determined by the Company, on the basis of a written statement of a qualified physician selected by the Company, to be unable, indefinitely, as a result of any medical, physical or mental condition (whether occupational or non-occupational) to engage in any occupation of employment for substantial remuneration or profit other than for purposes of rehabilitation.

1.44 “Transferred Avecia Employees” shall mean any Employee who commenced employment with an Employer on August 1, 2003 as a result of the Asset Purchase Agreement dated June 20, 2003 between the Company and Avecia Investments Limited.

1.45 “Trustee” shall mean the trustee or trustees appointed by the Company pursuant to Article 16.

1.46 “Trust Fund” shall mean the fund created pursuant to the Trust Agreement between the Company and the Trustee, Vanguard Fiduciary Trust Company, or any successor Trustee.

1.47 “Unit” shall have the meaning specified in Article 13.

1.48 “Valuation Date” shall mean each day on which the New York Stock Exchange is open for the trading of securities.

1.49 Wherever used herein, the singular shall include the plural and the masculine shall include the feminine and the neuter, unless the context clearly indicates otherwise.

ARTICLE 2

PARTICIPATION

2.01 General Eligibility. Each Eligible Employee of the Employer hired on or after April 1, 2007 shall become a Participant of the Plan for all purposes as of the Enrollment Date following the Participant’s completion of one Hour of Service. Employees who are Leased Employees, who are members of a collective bargaining unit or who are eligible to participate in another defined contribution plan maintained by or contributed to by the Employer shall not be eligible to participate.

If a Participant does not terminate employment but becomes a member of a collective bargaining unit, during the period that such Participant is a member of a collective bargaining unit the Administrator shall limit contributions to the Participant’s account to the extent of his Earnings for services rendered while he is not a member of a collective bargaining unit. However, during the period the Participant is a member of a collective bargaining unit, the Participant’s accounts shall continue to share fully in Trust Fund earnings and losses.

If an Employee hired after April 1, 2007 who is not a Participant ceases to be a member of a collective bargaining unit, he shall participate in the Plan immediately if he would have been a Participant had he not been a member of a collective bargaining unit during his period of service with the Employer. Furthermore, an Employee shall receive vesting credit under Article 8 for each included Year of Service during his period of service with the Employer without regard to whether the Employee is a member of a collective bargaining unit.

For purposes of this Article 2.01, an Employee is a member of a collective bargaining unit if he is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and such employer or employers. The term “employee representatives” does not include an organization of which more than one-half of the members are owners, officers or executives of the Employer.

2.02 Break-In Service - Participation. For purposes of participation in the Plan, the Plan shall not apply any Break in Service rule.

2.03 Participation upon Re-Employment. A Participant whose employment terminates shall re-enter the Plan as a Participant on the date of his re-employment for purposes of receiving the non-discretionary Profit Sharing Contribution under Article 7, and shall resume Employee Before-Tax Contributions pursuant to Article 3 (automatic reductions at the percentages set forth in Section 3.01 unless the Participant otherwise elects by completing a Payroll Deduction Authorization). In order to resume Employee After-Tax Contributions pursuant to Article 4, the reemployed Participant will have to execute a new Payroll Deduction Authorization at least ten days before the Enrollment Date which follows the date of the Participant’s reemployment. Any other Employee whose employment terminates and who is subsequently re-employed shall become a Participant in accordance with the provisions of Section 2.01.

2.04 Transferred Employees. The eligibility requirements of Article 2.01 shall not apply to an Employee who becomes a Participant in accordance with, and as described in, Article 23 hereof, to the extent specified in such Article 23, or to the extent that the Executive Committee of the Company (or any committee or person to whom the Executive Committee may delegate the authority) waives any prior employment requirement set forth in this Article or in Article 23 with respect to any group of persons who become Employees as the result of the acquisition of any business or assets by an Employer, upon such terms and conditions as the Executive Committee (or such committee or person) may specify.

ARTICLE 3

EMPLOYEE BEFORE-TAX CONTRIBUTIONS

3.01 Employee Before-Tax Contributions. A Participant’s Earnings shall be automatically reduced effective as of the Participant’s Enrollment Date as follows:

(a) at least three percent (3%) during the period ending on the last day of the first Plan Year which begins after the date on which the first automatic Employee Before-Tax Contribution is made with respect to such Participant,

(b) at least four percent (4%) during the first Plan Year following the Plan Year described in subclause (a),

(c) at least five percent (5%) during the second Plan Year following the Plan Year described in subclause (a), and

(d) at least six percent (6%) during any subsequent Plan Year.

Increases to the minimum percentages set forth in subclauses (b)-(d) shall occur on April 1st of each Plan Year, commencing on April 1st of the first Plan Year which begins after the date on which the first automatic Before-Tax Contribution occurs.

Automatic enrollment pursuant to this Article 3.01 shall be explained to each eligible Employee in a written notice provided as of the Employee’s date of hire. The Notice shall explain the Employee’s right under this Article 3.01 to (i) elect not to have elective contributions made on the Employee’s behalf (or to elect to have such contributions made at a different percentage), (ii) explain how contributions will be invested in the absence of any investment election by the Employee, and (iii) permit the Employee to make either election described in (i) and (ii).

An Eligible Employee may elect not to have Employee Before-Tax Contribution’s withheld from his or her Earnings, or may elect to have Earnings reduced by 1% to 50% in whole percentages, by completing a Payroll Deduction Authorization form in the manner specified by the Administrator. A Participant’s Payroll Deduction Authorization shall continue in effect until changed by the Participant pursuant to Article 3.02.

3.02 Method of Request; Termination; Adjustments. The percentage of Earnings authorized as a payroll deduction for Employee Before-Tax Contributions pursuant to Article 3.01 may be increased or decreased by a Participant as of the first day of any month (but not more than once each calendar month) by completing a Payroll Deduction Authorization in the manner specified by the Administrator. A change in Earnings of a Participant shall, without any notice being given to such Participant, adjust the dollar amount of the Employee Before-Tax Contributions with respect to such Participant to that amount represented by the percentage previously in effect of his new Earnings. A termination of a Participant’s Payroll Deduction Authorization pursuant to this Article 3.02, or a resumption following such termination, shall not be deemed an adjustment for purposes of the limitation of the number of increases or decreases permitted in any calendar month.

3.03 Employee Before-Tax Contribution Limitations. No Participant shall be permitted to have Employee Before-Tax Contributions made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Article 3.04 of the Plan and Section 414(v) of the Code. A Participant may elect to make the maximum Employee Before-Tax Contribution permitted under the preceding sentence after which all contributions made by the Participant during that Plan Year shall be Employee After-Tax Contributions pursuant to Article 4. For purposes of the limitation of this Article 3.03, the amount contributed to a Participant’s Employee Before-Tax Contribution account shall not include any Employee Before-Tax Contributions properly returned to the Participant as excess Annual Additions under Article 7.02.

If a Participant would exceed the limitation of this Article 3.03 when the amount contributed by the Participant as Employee Before-Tax Contributions is aggregated with the amounts deferred by the Participant under other plans or arrangements described in Sections 401(k), 408(k), 403(b), 457 or 501(c)(18) of the Code, the Participant may request that the Administrator distribute the excess deferrals to him. Such excess deferrals and income or loss allocable thereto, may be distributed no later than April 15 of the year following the year in which any such excess deferrals are contributed, to Participants who claim such allocable deferral contributions for the preceding calendar year. The Participant’s claim shall be in writing; shall be submitted to the Administrator no later than April 15; shall specify the Participant’s deferral contribution amount for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such deferral contributions, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 408(k), 408(p), 403(b), 457 or 501(c)(18) of the Code, exceed the limit imposed on the Participant in accordance with the applicable provisions of the Code for the year in which the deferral occurred. To the extent the excess deferral arises under this Plan when combined with other plans of the Employer, the individual will be deemed to have notified the Administrator of the excess deferral and requested distribution of the excess deferral.

The income or loss allocable to the excess deferrals shall be the amount determined by multiplying the income or loss allocable to the Participant’s accounts containing the excess deferrals for the calendar year by a fraction, the numerator of which is the excess deferrals on behalf of the Participant for the calendar year and the denominator of which is the Participant’s Account Balance in his accounts containing the excess deferrals as of the last Valuation Date of the Plan Year in which the excess deferrals are made without regard to any gain or loss allocable to such total amount for the calendar year.

3.04 Catch-up Contributions. All Participants who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to, the limitations of Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

ARTICLE 4

EMPLOYEE AFTER-TAX CONTRIBUTIONS

4.01 Payroll Deductions. Each Participant may make Employee After-Tax Contributions to the Plan by completing a Payroll Deduction Authorization in the manner specified by the Administrator authorizing a payroll deduction of 1% to 50% of his Earnings, in whole percentages, which maximum percentage shall be reduced by the percentage of Earnings such Participant is contributing as Employee Before-Tax Contributions pursuant to Article 3. All Employee After-Tax Contributions made after December 31, 1986 and the income allocable thereto shall be treated as a separate contract for purposes of the distribution rules under Section 72 of the Code.

4.02 Adjustments. The percentage of Earnings authorized as a payroll deduction for Employee After-Tax Contributions by a Participant may be increased or decreased by him as of the first day of any month (but not more than once each calendar month) by completing a Payroll Deduction Authorization in the manner specified by the Administrator. A termination of a Participant’s Payroll Deduction Authorization pursuant to Article 4.03, or a resumption of Employee After-Tax Contributions following such termination, shall not be deemed an adjustment for purposes of the limitation of the number thereon specified in any calendar month. A change in Earnings of a Participant shall, without any notice being given by such Participant, adjust the dollar amount of such Participant’s Employee After-Tax Contributions to that amount represented by the percentage previously in effect of his new Earnings. Such adjustment shall not be deemed an increase or decrease for the purpose of this Section.

4.03 Termination of Employee After-Tax Contributions. Payroll deductions for Employee After-Tax Contributions authorized by a Participant may be terminated by him, effective as of the first day of any month by completing a revised Payroll Deduction Authorization in the manner specified by the Administrator. If a Participant shall become ineligible to make contributions to the Plan, his Payroll Deduction Authorization shall terminate forthwith.

4.04 Resumption of Employee After-Tax Contributions. If the Payroll Deduction Authorization of a Participant with respect to Employee After-Tax Contributions shall terminate, such person thereafter may resume contributions to the Plan as of the first day of any month on which such person is eligible to authorize payroll deductions for the Plan under the eligibility provisions of the Plan by completing a new Payroll Deduction Authorization form in the manner specified by the Administrator.

4.05 Non-Discrimination Test. From time to time during the course of the applicable Plan Year, the Administrator shall insure that either (i) the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25 or (ii) the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Employees who are Nonhighly Compensated Employees by more than two (2) percentage points.

For purposes of this Article 4, the Contribution Percentage for any Eligible Employee who makes no Employee After-Tax Contribution shall be 0%. The Contribution Percentage for an

Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to make Employee After-Tax Contributions allocated to his account under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by a Participating Company shall be determined as if all such contributions were made under a single plan.

In the event that this Plan satisfies the requirements of Section 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Section 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with this Plan, then this Article shall be applied by determining the Contribution Percentages of Eligible Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year and use the same Average Contribution Percentage testing method.

The Administrator may decrease the Matching Contribution allocable to any Participant if such decrease is necessary to ensure that the limitations of Article 4.05 are met for such Plan Year.

Excess Aggregate Contributions shall be reduced by determining the amount of Excess Aggregate Contributions by each Highly Compensated Employee (in order of Contribution Percentages beginning with the highest), and distributing any Excess Aggregate Contributions which are determined to exist to the affected Highly Compensated Employees in order of highest dollar amount of Employee After-Tax Contributions.

4.06 Distribution of Excess Aggregate Contributions. Excess Aggregate Contributions and income allocable thereto shall be distributed to an affected Participant no later than March 15 of the Plan Year following the Plan Year in which any such Excess Aggregate Contribution were made, but in no event shall the Excess Aggregate Contributions be distributed later than the last day of the Plan Year following the Plan Year in which the contributions giving rise to the Excess Aggregate Contributions were allocated. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan.

The determination of Excess Aggregate Contributions shall be made pursuant to this Article 4.06. The Excess Aggregate Contributions to be distributed to a Participant shall be adjusted by the income or loss allocable to such Excess Aggregate Contribution. The income or loss allocable to the Excess Aggregate Contributions shall be the amount determined by multiplying the income or loss allocable to the Participant’s accounts containing the excess amounts for the Plan Year by a fraction, the numerator of which is the Excess Aggregate Contributions on behalf of the Participant for the Plan Year and the denominator of which is the Participant’s Account Balance in the accounts containing the excess amounts as of the last Valuation Date of the Plan Year in which the Excess Aggregate Contribution is made without regard to any gain or loss allocable to such total amount for the Plan Year.

ARTICLE 5

COMPANY MATCHING CONTRIBUTIONS

5.01 Company Matching Contributions. The Employer shall make a Matching Contribution on behalf of a Participant who makes an Employee Before-Tax Contribution, Catch-up Contribution or After-Tax Contribution during the payroll period equal to one-hundred percent (100%) of the Participant’s contribution during the payroll period, but not to exceed six percent (6%) of the Participant’s Earnings for the payroll period.

5.02 Forfeiture of Matching Contributions. In order to satisfy Article 4.05, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, shall be distributed no later than 12 months after a Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for such Plan Year. Excess Aggregate Contributions are allocated to the Highly Compensated Employees with the largest Contribution Percentage amounts taken into account in calculating the ACP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Contribution Percentage amounts and continuing in descending order until all the Excess Aggregate Contributions have been allocated. The income allocable to a Matching Contribution shall be determined in accordance with the procedure for determining income allocable to excess deferrals set forth in Article 3.03. Forfeited Matching Contributions and the income allocable thereto shall be applied to reduce the Company’s Matching Contribution obligation for the Plan Year. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan even if distributed.

ARTICLE 6

401(k)/(m) SAFE HARBOR

6.01 Rules of Application. Effective January 1, 2008, the Plan shall utilize the Qualified Automatic Contribution Arrangement Safe Harbor of Section 401(k)(13) of the Code, as herein defined. Accordingly, the Actual Deferral Percentage (“ADP”) test described in Section 401(k)(3) of the Code with respect to Employee Before-Tax Contributions shall be deemed automatically satisfied and the Average Contribution Percentage (“ACP”) test described in Section 401(m)(2) of the Code with respect to Matching Contributions shall be deemed automatically satisfied. During the initial Plan Year, the ADP and ACP tests shall be automatically satisfied because the Plan will only cover Eligible Employees first hired on or after April 1, 2007; therefore, all the Participants will be non Highly Compensated Employees. To the extent that any other provision of this Plan is inconsistent with the provisions of this Article, the provisions of this Article govern.

6.02 Definitions. The following definitions shall apply for purposes of this Article only:

(a) “Automatic Deferral” means an arrangement wherein each Employee eligible to participate in the Plan is treated as having elected to have the Employer make Employee Before-Tax Contributions in an amount equal to a Qualified Percentage of Earnings unless such Employee makes an affirmative election to not have such Employee Before-Tax Contributions made or to make Employee Before-Tax Contributions at a level specified in such affirmative election. Article 3.01 is intended to provide Automatic Deferrals.

(b) “Qualified Automatic Contribution Arrangement Safe Harbor” is the method described in this Article 6.03 for satisfying the ADP test with respect to Employee Before-Tax Contributions and for satisfying the ACP test with respect to Matching Contributions.

(c) “Qualified Percentage of Earnings” are those percentages set forth in Article 3.01 (a)-(d).

6.03 Notice Requirements. The Employer intends that this Plan satisfy the Qualified Automatic Contribution Arrangement Safe Harbor by, inter alia, providing each Eligible Employee, within a reasonable period before each Plan Year, a comprehensive notice of the Employee’s rights and obligations under the Plan, written in a manner calculated to be understood by the average Eligible Employee. Such notice shall:

(a) explain the Employee’s right under the arrangement to elect not to have Employee Before-Tax Contributions made on the Employee’s behalf (or to elect to have such Employee Before-Tax Contributions made at a different percentage),

(b) explain how contributions will be invested in the absence of any investment election by the Employee, and

(c) permit the Employee a reasonable time after the receipt of the notice and before the first Employee Before-Tax Contributions is made to make either election described in (a) and (b).

A “reasonable period” for the purposes of this Article 6.03 shall mean at least 30 days, but not more than 90 days, before the beginning of the Plan Year.

6.04 Special Withdrawal Rule. A Participant may elect to withdraw any Automatic Deferrals plus the interest thereon made during the first (90) ninety days following the Enrollment Date provided the Participant gives written notice to the Administrator of the Participant’s intent to withdraw all Automatic Deferrals plus interest thereon in the manner specified by the Administrator prior to the expiration of the (90) ninety day period.

ARTICLE 7

PROFIT SHARING CONTRIBUTIONS

7.01 Profit Sharing Contributions. The Employer shall make a non-discretionary Profit Sharing Contribution for each Participant who satisfied the requirements of Article 2.01 without regard to whether the Employee makes any Employee Before-Tax Contributions or Employee After-Tax Contributions. Such non-discretionary Profit Sharing Contribution shall be equal to three percent (3%) of each Participant’s Earnings per payroll.

7.02 Limitation on Allocation to Participant’s Account. If a Participant does not and has not ever received an allocation of Annual Additions as defined in Article 1.05, the amount of Annual Additions which the Administrator may allocate under this Plan on a Participant’s behalf for a Limitation Year shall not exceed the Maximum Permissible Amount. Prior to the determination of the Participant’s actual Earnings for a Limitation Year, the Administrator may determine the Maximum Permissible Amount on the basis of the Participant’s estimated annual Earnings for such Limitation Year. The Administrator shall make this determination on a uniform and reasonable basis for all Participants similarly situated. As soon as is administratively feasible after the end of the Limitation Year, the Administrator shall determine the Maximum Permissible Amount for the Limitation Year on the basis of the Participant’s Earnings for the Limitation Year.

If, as a result of the Administrator’s estimation of the Participant’s Earnings, as a result of a forfeiture allocation, or as a result of a reasonable error in determining the amount of Employee Before-Tax Contributions that may be made with respect to any Participant under the limits of Section 415 of the Code, an Excess Amount exists, any Employee Before-Tax Contributions or

Employee After-Tax Contributions will be returned to the Participant. To the extent an Excess Amount still exists, the Administrator shall reduce any Employer contributions and forfeitures to the Participant’s accounts at the end of the Limitation Year by the Excess Amount, and any remaining Excess Amount shall be carried over to the next Limitation Year. If the Participant is not covered by the Plan as of the end of the Limitation Year, then the Excess Amount will be allocated to the accounts of all other Participants in the Plan for the Limitation Year before any other amounts are allocated for such Limitation Year.

For purposes of this limitation, all defined benefit plans of the Employer, whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Employer, whether or not terminated, are to be treated as one defined contribution plan.

The following definitions apply to this Article only:

(a) “Maximum Permissible Amount.” Except to the extent permitted under Article 3.04 of the Plan, the Maximum Permissible Amount that may be contributed or allocated to a Participant’s account under the Plan for any Limitation Year shall not exceed the lesser of:

(i) $45,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(ii) 100 percent of the Participant’s Earnings, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.

The Earnings limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an “Annual Addition.”

(b) “Employer.” The Employer which adopts this Plan as well as any entity which must be aggregated with the Employer pursuant to Section 414(b), (c), (m) or (o) of the Code. For purposes of this subsection (c) only, Section 414(b) and (c) shall be defined as modified by Section 415(h) of the Code.

(c) “Excess Amount.” The excess of the Participant’s Annual Additions credited to the Participant’s account for the Limitation Year over the Maximum Permissible Amount. Any Excess Amount shall be held in a suspense account which does not participate in the allocation of the Trust’s investment gains and losses. Excess Amounts may not be distributed to Participants or former Participants. Any Excess Amount which is allocated shall be deemed to be an Annual Addition for the Limitation Year in which it is allocated.

(d) “Limitation Year.” The calendar year.

ARTICLE 8

VESTING

8.01 Employee After-Tax Contributions, Employee Before-Tax Contributions and Catch-up Contributions. That portion of the Participant’s account attributable to Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and income thereon shall be fully vested at all times and shall not at any time be subject to forfeiture or divestiture.

8.02 Matching and Profit Sharing Contributions. That portion of a Participant’s account attributable to Matching and Profit Sharing Contributions and the income thereon shall be fully vested and not be subject to forfeiture or divestiture if a Participant attains age 65, dies or is determined to be Totally and Permanently Disabled. That portion of a Participant’s account attributable to Matching and Profit Sharing Contributions and the income thereon shall also be fully vested and not be subject to forfeiture or divestiture if a Participant has completed two (2) one year Periods of Service.

8.03 Forfeitures. Subject to Article 8.02, a Participant’s non-vested interest in his Matching and Profit Sharing Contributions shall be forfeited upon his termination of employment if (a) he receives a cash-out distribution as described in Regulation 1.411(a)(7)(d) of the Code, or, (b) he incurs five consecutive one-year Periods of Severance (a “Forfeiture Period of Severance”). Such forfeitures shall be applied to reduce the Company’s Matching Contribution. If the value of the Participant’s vested Matching and Profit Sharing Contributions is zero, the Participant shall be deemed to have received a distribution of such vested account.

8.04 Election of Vesting Schedule. In the event of any amendments to the vesting schedule specified in Article 8.02, each Participant having not less than three Years of Service credited under Article 8.02 may elect to have their vested interest computed under the Plan without regard to such amendment. The election period shall begin no later than the date the amendment changing the vesting schedule is adopted and end no earlier than the latest of the following three dates:

(a) the date which is 60 days after the date the amendment is adopted;

(b) the date which is 60 days after the date the amendment becomes effective; or

(c) the date which is 60 days after the day the Participant is issued written notice of the amendment by the Administrator.

ARTICLE 9

TIME AND METHOD OF PAYMENT OF BENEFITS

9.01 Time of Payment of Account Balance. Unless the Participant elects otherwise in writing, the Administrator shall direct the Trustee to commence distribution of a Participant’s account determined as of the Valuation Date coincident with or preceding the event causing distribution no later than 60 days after the close of the Plan Year in which the later of the following events occurs:

(a) The date the Participant reaches age 60;

(b) The tenth anniversary of the date the Participant commenced participation in the Plan;

(c) The date the Participant is determined to be Totally and Permanently Disabled; or

(d) The date the Participant terminates service with the Employer.

The Administrator shall, however, direct the Trustee to commence distribution no later than the Participant’s Required Beginning Date unless the Participant (other than a 5% owner) is still employed and elects to defer distribution until termination of employment. The Required Beginning Date for Participants who are not 5% owners will be the later of the April 1 of the calendar year following the calendar year in which the Participant attains age 70  1/2 or terminates employment.

9.02 Deferred Distribution. A Participant who separates from service prior to attaining age 70 1/2 may request that the Administrator direct the Trustee to defer commencement of his distribution until his Required Beginning Date.

9.03 Payment Options. The Administrator shall direct the Trustee to distribute to the Participant or his Beneficiary any amount to which he is entitled under the Plan, in accordance with one of the following methods, as selected by the Participant or his Beneficiary:

(a) In installments over a period of 60, 120, 180, 240, 300 or 360 months; or;

(b) In a lump sum.

Payment shall be made in cash of the Participant’s accounts provided; however, that a Participant may elect to have all amounts held in the Company Stock Fund, and all amounts credited to the Participant’s ESOP Account distributed in the form of Company Stock.

The normal form of payment shall be a lump sum. If the Participant fails to make an election as to payment option pursuant to this Article 9.03 by the date the Administrator is required to commence payment pursuant to Articles 9.01 or 9.05, the Administrator shall direct the Trustee to distribute the Participant’s Account Balance in a lump sum.

9.04 Distribution Election. The distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Treasury Regulations is given, provided that:

(a) the Administrator clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider whether or not to elect a distribution or a particular distribution option, and

(b) the Participant, after receiving the notice, affirmatively elects a distribution.

9.05 Immediate Distribution. If the Participant’s vested Account Balance is $5,000 or less including Employee After-Tax Contributions, if applicable, the Administrator will immediately distribute such amount without the Participant’s consent upon his termination of employment. No distribution may be made pursuant to this Article after the Annuity Starting Date without the consent of the Participant, and if applicable, the Participant’s spouse.

For purposes of this Article 9.05 of the Plan, the value of a Participant’s nonforfeitable Account Balance shall be determined without regard to that portion of the Account Balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable Account Balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant’s entire nonforfeitable Account Balance.

9.06 Automatic Rollovers. Notwithstanding any provision of this Plan to the contrary, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of Article 9.05 of the Plan, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Article 9.03 of the Plan, then the Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

9.07 Distribution to Alternate Payee. If the Administrator determines in accordance with Article 20.02 that a domestic relations order constitutes a qualified domestic relations order, the Administrator may direct that the alternate payee’s account be immediately distributed if so required by the terms of the qualified domestic relations order.

9.08 Minimum Distribution Requirements

(a)	Time and Manner of Distribution.

(1)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(2)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i)

If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then, except as provided in Article 9.08(a)(2)(v), distributions to the surviving spouse will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then, except as provided in Article 9.08(a)(2)(v), distributions to the Designated Beneficiary will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed to the estate of the Participant by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Article 9.08(a)(2), other than Article 9.08(a)(2)(i), will apply as if the surviving spouse were the Participant.

(v)	If the Participant dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the date specified in this Article, but the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to either the Participant or the surviving spouse begin, this election will apply as if the surviving spouse were the Participant.

For purposes of this Article 9.08(a)(2) and Article 9.08(c), unless Article 9.08(a)(2)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Article 9.08(a)(2)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Article 9.08(a)(2)(i).

(3)	Forms of Distribution. Unless the Participant’s interest is distributed in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year the distributions will be made in accordance with Articles 9.08(b) and (b) of this Article.

(b)	Required Minimum Distributions During Participant’s Lifetime.

(1)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)	the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)	if the Participant’s sole Designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(2)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Article 9.08(b) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(c)	Required Minimum Distributions After Participant’s Death.

(1)	Death On or After Date Distributions Begin.

(i)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s Designated Beneficiary, determined as follows:

(a)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(c)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the remaining Account Balance will be distributed to the Participant’s estate as soon as practical after the Participant’s death, but no later than the end of the calendar year in which the Participant died.

(2)	Death Before Date Distributions Begin.

(i)	Participant Survived by Designated Beneficiary. Except as provided in subsection (a)(2)(v), if the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s Designated Beneficiary, determined as provided in Article 9.08(c)(1).

(ii)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Article 9.08(a)(2)(i), this Article 9.08(c)(2) will apply as if the surviving spouse were the Participant.

(d)	Definitions.

(1)	Designated Beneficiary. The individual(s) or entity(ies) who is designated as the Beneficiary under Article 21 of the Plan in accordance with procedures established by the Administrator, and who is the Designated Beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(2)

Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Article 9.08(a)(2). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(3)	Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(4)	Participant’s Account Balance. The Account Balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5)	Required Beginning Date. The date specified in Article 9.01 of the Plan.

ARTICLE 10

WITHDRAWALS

10.01 Hardship Withdrawal. If a Participant elects to withdraw all or any part of his Employee Before-Tax Contribution account, such withdrawal will require the consent of the Vanguard Fiduciary Trust Company and such consent shall be given only if, under uniform rules of application, the Vanguard Fiduciary Trust Company determines that the purpose of the withdrawal is to meet heavy and immediate financial needs of the Participant and the amount of the hardship distribution requested is necessary to satisfy the specified need. Withdrawals are permitted only for

(a) payment of college or graduate school tuition and related educational fees for college or graduate school, including room and board, for the next twelve months for the Participant, the Participant’s spouse, children or dependents;

(b) costs directly related to the purchase of a principal residence for the Participant, excluding mortgage payments;

(c) payments necessary to prevent the Participant’s eviction from, or foreclosure on the mortgage of, the Participant’s principal residence; and

(d) if deductible under Section 213(d) of the Code (disregarding the adjusted gross income threshold), expenses for medical care, to the extent not covered by insurance, which have either been previously incurred by the Participant, the Participant’s spouse or dependents or are necessary for the Participant, the Participant’s spouse or dependents to obtain medical care;

(e) payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code); and

(f) expenses for the repair of damage to the Participant’s principal residence that would qualify for a casualty deduction under Section 165 of the Code (disregarding the adjusted gross income threshold).

The foregoing definition of hardship may be altered by the Administrator, as may the time, amount and manner of distributions under this Article, to the extent required by the Code or applicable regulations. No distributions may be made under this Article to the extent that such distributions would be allocable to income allocable to Employee Before-Tax Contributions. A hardship withdrawal will not be approved after commencement of benefit payments. Only one hardship withdrawal is permitted per calendar quarter.

The amount of the hardship distribution shall not exceed the amount of the Participant’s immediate and heavy financial need. The amount of an immediate and heavy financial need may include any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. Prior to obtaining a hardship distribution from this Plan, the Participant must obtain all distributions, other than hardship distributions, and all nontaxable loans from this Plan and from all other plans maintained by the Employer. Notwithstanding any provisions of this Plan to the contrary, distributions for purposes of the preceding sentence include requiring the Participant to elect to receive all ESOP dividends payable under the Plan in cash.

A Participant who takes a hardship withdrawal of Employee Before-Tax Contributions shall be prohibited from making Employee Before-Tax Contributions and Employee After-Tax Contributions under this and all other plans of the Employer for six (6) months after receipt of the distribution.

10.02 Age 59 1/2 Withdrawals. A Participant may withdraw any portion of his Employee Before-Tax Contribution account for any reason after attainment of age 59 1/2. Notwithstanding the foregoing, a Participant who is a Transferred Avecia Employee shall be permitted to withdraw the portion of his transferred Avecia account balance attributable to fixed company contributions under the Avecia Deferred Compensation Plan after attainment of age 59 1/2.

10.03 Withdrawals of Matching Contributions. If a Participant elects to withdraw all of any part of his vested Matching Contributions account, such withdrawal is permitted for any reason provided he has attained age 59 1/ 2. However, no distribution shall be made under this Article to the extent that such distribution is allocable to amounts contributed by the Employer to the Participant’s account during the 24-month period preceding distribution.

10.04 Withdrawals of Employee After-Tax and Rollover Contributions. A Participant may withdraw from his accounts representing Employee After-Tax Contributions and Rollover Contributions and income thereon, cash in an amount equal to a specific percentage or dollar amount of such accounts once each calendar quarter. Such withdrawal shall be made proportionately, to the extent possible, from all Funds in which any Employee After-Tax Contributions and Rollover Contributions of such Participant are then invested.

10.05 Effective Date. Each withdrawal shall be effective as of the first Valuation Date occurring at least ten days (or such lesser number as the Trustee from time to time may determine) after the date of receipt by the Trustee of the Participant’s withdrawal request. The amounts to which the Participant is entitled shall be delivered to the Participant as soon as practicable after the effective date of the withdrawal.

10.06 Withdrawals in Company Stock. To the extent of any withdrawal pursuant to this Article 10 of contributions invested in the Company Stock Fund, such withdrawal may be made, at the election of the Participant, in shares of Company Stock (to the extent of whole shares) and in cash as to any fractional shares.

ARTICLE 11

LOANS

11.01 Loan Application. A Participant who is an active Employee may make application to the Trustee to borrow from the Trust Fund, and the Trustee may, in its sole discretion, permit such loan, provided, however, that such loans shall be made available to all such Participants on a reasonably equivalent basis. The authority herein granted to the Trustee approve loans from the Trust Fund shall not be used as a means of distributing benefits before they otherwise become due.

11.02 Loan Terms and Conditions.

(a) The maximum loan amount available to a Participant from this Plan shall not, at the time any such loan is made, exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over the outstanding balance of loans from the Plan on the date on which such loan was made, or (ii) 50% of the Participant’s Employee After-Tax Contributions, Employee Before-Tax Contributions, Rollover Contributions, and the income thereon as of the last preceding Valuation Date. For purposes of this limitation, all loans from all qualified plans maintained by the Employer or by any entity required to be aggregated with the Employer pursuant to Sections 414(b), (c), (m), or (o) must be aggregated. The minimum loan amount shall be $1,000. No more than one loan from the Plan to a Participant shall be permitted at any time.

(b) Loans shall be made pursuant to notes approved by the Trustee which shall bear (i) a rate per annum equal to 1% over the prime commercial lending rate as announced in The Wall Street Journal and in effect on the last day of the month preceding the month in which such loan is approved, or (ii) a reasonable interest rate equal to the prevailing rate charged by lenders for similar loans as determined by the Administrator, in its discretion. The note shall specify the time and manner of repayment, as determined by the Trustee.

(c) Loans shall not be made available to Participants who are Highly Compensated Employees in an amount greater than the amount made available to other Participants.

(d) The Participant must consent in writing within the 90 day period before the making of the loan, to the possible reduction in the Participant’s Account Balance if the terms of the loan are not properly fulfilled and fully executed. The consent must be in writing, must acknowledge the effect of the loan, and must be witnessed by a notary public. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse (where spousal consent is required under the Code) with respect to that loan. A new consent shall be required if the Account Balance is used for renegotiation, extension, renewal, or other revision of the loan.

Notwithstanding any other provision of this Plan, the portion of the Participant’s vested Account Balance used as a security interest held by the Plan by reason of a loan outstanding to the Participant shall be taken into account for purposes of determining the amount of the Account Balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than 100% of the Participant’s vested Account Balance (determined without regard to the preceding sentence) is payable to the surviving spouse, then the Account Balance shall be adjusted by first reducing the vested Account Balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the surviving spouse.

(e) All loans shall be adequately secured. A loan shall be deemed to be adequately secured if the amount of the loan to a Participant does not exceed 50% of the vested amount of the Participant’s Account Balance at the time of the making of such loan. If, at any time, the amount of the outstanding loan to a Participant does exceed that limitation, then the Trustee shall require the Participant to repay the amount of principal balance due on such loan to an amount not in excess of such limitation, or to adequately secure with collateral other than the vested amount of the Participant’s Account Balance the amount by which such loan exceeds the limitation. The Trustee shall have sole discretion to determine the nature and amount of security required.

(f) The period for repayment of a loan issued pursuant to this Article must, by the terms of the note, not exceed five years. Notwithstanding the above, if the purpose or use of the loan, as determined at the time of issuance, is to acquire any dwelling unit which within a reasonable time is to be used as the principal residence of the Participant, the period for repayment of the loan may be extended to 15 years at the election of the Borrower.

11.03 Funding of Loans. A loan from the Plan shall be funded as of a Valuation Date by (a) reducing the value of the Participant’s Employee After-Tax, Employee Before-Tax and Rollover Contributions accounts, pro rata, from the investment funds designated by the Participant, or if no such funds are designated by the Participant, from all investment funds, pro rata equal to the loan amount, and (b) transferring the proceeds resulting from such reduction to the Participant’s loan account (the “Loan Account”).

11.04 Loan Repayment and Prepayment.

(a) A loan shall be amortized in level payments. For a Participant with an outstanding loan who is receiving Earnings, interest and principal shall be payable commencing with the first payroll payment made in the month following the month in which the loan amount is disbursed through regular payroll deductions. For a Participant with an outstanding loan who is not receiving Earnings but is still an Employee, repayment of principal and interest on the loan shall be made monthly, by personal check, certified check or money order, to the Trustee on the date such payment becomes due. A Participant who terminates employment must repay the loan in full, by personal check, certified check or money order. If a terminated Participant does not repay the loan, it shall go into “Default” pursuant to Article 11.05.

(b) Payments of principal and interest shall be applied to reduce amounts outstanding on a loan, shall be recredited by contribution source to the Participant’s Employee Before-Tax, Employee After-Tax and Rollover Contributions accounts, and then applied pro rata to the Investment Funds in which the Participant is invested on the date of such repayment.

(c) At any time after the first anniversary date of a loan, a Participant shall be entitled to prepay without penalty all or part of the outstanding principal and accrued interest on such loan provided that prepayments of less than $1,000 shall not be accepted unless such lesser amount represents the total unpaid principal and accrued interest on such loan. In the event of a partial prepayment, the monthly payment of principal and interest shall remain the same, but the duration of the loan term shall be reduced accordingly.

11.05 Loan Default. A Participant’s failure to make any payment of principal or interest on a loan when due shall constitute a “Default.” If a Default shall continue for a period of one month, then, in such event, interest (at the rate specified in Article 11.02(b) hereof) shall begin to accrue on the interest due and owing as of such date. If a Default shall continue for a period of two months, then, in such event all unpaid principal and accrued interest on such loan shall, without any notice, demand, presentment or protest, become immediately due and payable. Unless the

Participant pays in full all such amounts within seven days thereafter, the Participant shall be deemed to have made a taxable withdrawal in an amount sufficient to repay the unpaid principal balance and interest accrued through the date of the loan acceleration. Notwithstanding the preceding sentence, in no event will a taxable withdrawal be made from the Employee Before-Tax Contributions (or income attributable thereto) of a Participant and in the event that the amount of withdrawal required to fully repay the loan is such that all or a portion of such Employee Before-Tax Contributions would be withdrawn, such withdrawal (to the extent of such Employee Before-Tax Contributions) shall be deferred until such time as the Participant’s employment has been terminated.

ARTICLE 12

INVESTMENTS

12.01 Investment Funds. There shall be such Funds for the investment and reinvestment of contributions to the Plan as described in Exhibit A which is attached hereto. One or more of these Funds may be deleted or additional Funds added by the CIPF, in its discretion, by revising Exhibit A.

12.02 Investment Options of Participants. A Participant’s Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and Profit Sharing Contributions shall be separately invested in whole percentages in any one or more of the Funds specified in Exhibit A as such Participant may elect.

12.03 Election of Investment Options. A Participant’s initial investment election(s) shall be stated in his initial Payroll Deduction Authorization. Investment elections shall remain in effect until changed by the Participant with respect to future Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions or Profit Sharing Contributions by telephone or electronic authorization to the Trustee. If a Participant fails to make an investment election, Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and Profit Sharing Contributions shall be invested in the age-appropriate Target Retirement Fund until a completed Payroll Deduction Authorization in the form specified by the Administrator is received. The CIPF, may, in its discretion, change the default fund under the Plan after providing notice to all Participants.

12.04 Transfer of Accumulated Values. Any Participant may elect to have transferred, by telephone or electronically, in accordance with rules or procedures established by the Administrator, as of the first Valuation Date subsequent to such date, any whole percentage of the accumulated values in any one or more Funds attributable to his Account Balance, and income thereon, respectively, from such Fund or Funds to, any other Fund or Funds, subject to any Fund-imposed restrictions limiting the number of such transfers. For the purposes of this Section 12.04, “Account Balance” shall exclude the Employee’s interest attributable to Matching Contributions and the ESOP Accounts transferred from the Cytec Employees’ Savings and Profit Sharing Plan.

12.05 ESOP Diversification of Investment. A Participant who has attained age 55 can elect to transfer up to twenty-five percent (25%) of the number of shares of Company Stock credited to his ESOP Account to any other Funds offered under the Plan. Each year thereafter, the Participant may annually transfer an additional twenty percent (20%) of the number of shares of Company Stock credited to his ESOP Account to any other Funds offered under the Plan. If a Participant who is eligible to make this diversification election decides not to transfer, or to transfer less than the maximum percentage available for transfer in any particular calendar year, the amount which the Participant can transfer in the following calendar year shall be increased by the percentage of the transfer foregone in the previous year. Notwithstanding the foregoing, a vested Participant who attains age 62 may elect to transfer one-hundred percent (100%) of the Company Stock in his ESOP Account to one or more other Funds.

Notwithstanding the foregoing, Participants who have completed at least three years of vesting service and beneficiaries of deceased Participants, shall be permitted to invest Matching Contributions in any one or more of the Investment Funds as the Participant shall select.

With respect to any Participant whose ESOP Account in the Cytec Employees’ Savings and Profit Sharing Plan is transferred to this Plan prior to December 31, 2009, the following special diversification rights will apply. A Participant who has attained age 55 and completed at least three years of vesting service as of December 31, 2005 shall be permitted to invest his or her transferred Matching Contribution account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Participant shall select. Participants who have completed at least three years of vesting service as of January 1, 2007, shall (i) during 2007 be able to invest up to one-third of the Company Stock in their transferred Matching Contribution account as of December 31, 2006 in any one or more of the Investment Funds under the Plan, (ii) during 2008 be able to invest up to two-thirds of the Company Stock in their transferred Matching Contribution account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Participant shall select, and (iii) during 2009 be able to invest one hundred percent of the Company Stock in their transferred Matching Contribution account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Participant shall select. Participants who complete three years of vesting service during 2007, 2008 or 2009, shall as of the date that they complete three years of vesting service, be able to invest the Company Stock in their transferred Matching Contribution account as of December 31, 2006 in any one or more of the Investment Funds under the Plan as the Participant shall select in accordance with the following schedule:

Year when Three Year Vesting Met	% of 12/31/06 transferred account that can be diversified
2007	33%
2008	66%
2009	100%

12.06 Investment of Matching Contributions. Matching Contributions shall be invested entirely in the Company Stock Fund.

12.07 Cash Dividends on Company Stock Fund. Cash dividends paid by the Company with respect to shares of Company Stock held in the Participant’s ESOP Account on the record date for the dividend, shall be reinvested in the Company Stock Fund, or distributed to the Participant in cash in accordance with the Participant’s election. The Participant can make an election in the manner specified by the Administrator at any time. A Participant’s election shall continue in effect until changed by the Participant; provided, however that a Participant shall not be permitted to change his/her election during the three days preceding the dividend payment date and the two days following the dividend payment date. A Participant who fails to make an election shall be deemed to have elected to have cash dividends attributable to Company Stock held in the ESOP Account reinvested in the Company Stock Fund. A Participant who elects that dividends payable with respect to the ESOP Account be distributed in cash shall receive cash payment as soon as practicable after the dividend payment date.

12.08 Investment of Income. Income received from investments in the Funds shall be reinvested in the Fund from which it is earned.

12.09 Temporary Investments. Pending investment of any contributions in one of the Funds, the Trustee may retain such contributions in cash or may invest them in short-term obligations or in any common trust fund of the Trustee, in the Trustee’s discretion.

ARTICLE 13

PARTICIPANTS’ ACCOUNTS IN FUNDS

13.01 Separate Accounts. Each Participant shall have established for him separate accounts in each Fund which shall reflect the value (as of the last preceding Valuation Date) of all his Employee After-Tax Contributions, Employee Before-Tax Contributions, Catch-up Contributions and Profit Sharing Contributions respectively, invested in such Fund, and separate accounts in the Company Stock fund which shall reflect the value (as of the last preceding Valuation Date) of all Matching Contributions with respect to such Participant. If a Participant has received a loan from the Plan in accordance with Article 11, a Loan Account shall be established for him in accordance with Article 11 hereof. If a Participant has made a Rollover Contribution to the Plan pursuant to Article 24, a Rollover Contribution account shall be established for him.

13.02 Payments to Trustee. Not later than 15 business days after the end of each month, the Company shall pay to the Trustee an amount equal to the aggregate amount of Employee After-Tax Contributions deducted in respect of the Plan during such month, Employee Before-Tax Contributions representing reductions of Earnings during such month, Catch-Up Contributions and Matching Contributions. Amounts received by the Company each month in repayment or prepayment of Article 11 loans shall be paid to the Trustee no later than 15 business days after the end of such month and applied in accordance with Article 11.04 hereof. Upon receipt of any Employee After-Tax Contributions, Employee Before-Tax Contributions, Matching Contributions, Catch-up Contributions or Profit Sharing Contributions by the Trustee, the aggregate amount thereof (and income thereon, as from time to time received by the Trustee) shall be credited as hereinafter specified to the respective accounts of the Participants in the respective Funds, and the Trustee shall hold, invest and dispose of the same as provided in the Trust.

13.03 Units. The values of each Fund shall be represented by Units, which shall be valued as of each Valuation Date. As used herein, the term “Unit” or “Units” shall include any fraction thereof credited to the account of a Participant in a Fund.

ARTICLE 14

PARTICIPANT’S QUARTERLY STATEMENT

At least once each calendar quarter, there shall be furnished to each Participant a statement as of the end of such quarter of the value of the securities and cash in his accounts. Such statement shall be deemed to have been accepted by the Participant, his spouse at any time, if any, and his Beneficiaries designated under Article 21 hereof as correct unless written notice to the contrary from the Participant shall be received by the Administrator within 30 days after the mailing of such statement to the Participant.

ARTICLE 15

NOTICES, ETC.

15.01 Notices to Employees, Etc. All notices, statements and other communications from the Administrator or a Participating Company to an Employee, Participant or designated beneficiary required or permitted hereunder shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed by first class mail, postage prepaid and addressed to or sent electronically if permitted by the applicable Treasury or Department of Labor regulations) the Employee at his work location, or to the Employee, Participant or beneficiary at his address last appearing on the books of the Administrator.

15.02 Notices to Administrator. All notices, instructions and other communications from an Employee or Participant to the Administrator required or permitted hereunder shall be effectuated by delivering to the Administrator, at least ten (or such lesser number as the Administrator from time to time may determine) days prior to the Enrollment Date or other applicable effective date in question a Payroll Deduction Authorization in the manner set forth therein, except as otherwise set forth in the Plan. A Payroll Deduction Authorization applicable to future Earnings shall be effective with respect to Earnings for pay periods commencing on and after the Enrollment Date in respect of which such Payroll Deduction Authorization was delivered provided such authorization was received by the recordkeeper at least ten days prior to the Enrollment Date.

ARTICLE 16

APPOINTMENT OF TRUSTEE AND CIPF

16.01 Appointment of Trustee. The Company shall appoint one or more individuals or corporations to act as Trustee under the Plan, and at any time may remove the Trustee and appoint a successor Trustee. The Company may, without reference to or action by any Employee, Participant or beneficiary or any other Participating Company, enter into such Trust Agreement with the Trustee and from time to time enter into such further agreements with the Trustee, make such amendments to such Trust Agreement or further agreements and take such other steps and execute such other instruments as the Company in its sole discretion may deem necessary or desirable to carry the Plan into effect or to facilitate its administration.

16.02 Appointment of CIPF. The Company shall appoint one or more individuals to serve on the Committee on Investment of Pension Funds. The CIPF shall be responsible for the selection and monitoring of investment funds offered by the Plan, for the selection and monitoring of any investment managers chosen to manage Plan assets and for the allocation of Plan assets among the investment managers. The CIPF shall be a “named fiduciary” within the meaning of Section 402 of ERISA and shall provide investment instructions to the Trustee in accordance with Section 403 of ERISA.

ARTICLE 17

VOTING OF COMPANY STOCK

The Trustee, itself or by its nominee, shall vote shares of Company Stock in the Company Stock Fund attributable to the Participants’ accounts as follows:

17.01 Notice. The Company shall notify each Participant of the date and purpose of each meeting of the Company’s stockholders at which owners of shares of Company Stock shall be entitled to vote in the same manner as all other owners are notified, and the Participant shall instruct the Trustee how to vote the shares of Company Stock attributable to his account, whether or not vested.

17.02 Vote. The Trustee, itself or by proxy, shall vote shares of Company Stock attributable to Participants’ accounts in accordance with the instruction of the Participants. If, within five business days prior to such meeting of stockholders, the Trustee has not received instructions from the Participants with respect to any shares of Company Stock in their accounts, the Trustee shall vote such shares at such meeting in the same proportion as the shares for which the Trustee has received timely instructions, subject to applicable law.

17.03 Tender Offer. The Trustee, itself or by proxy, shall tender or not tender shares of Company Stock attributable to Participants’ accounts in accordance with the instruction of the Participants. The Trustee shall interpret a Participant’s silence as a direction not to tender the shares of Company Stock allocated to the Participant’s separate account and, therefore, the Trustee shall not tender any shares (or fractional shares) of Company Stock for which it does not receive timely directions to tender such shares (or fractional shares) from Participants, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA

ARTICLE 18

ADMINISTRATION

18.01 Appointment of Administrator. The Vice President of Human Resources of the Company from time to time is hereby designated Administrator with the powers and duties of an administrator as defined in the Act, including that of acting as agent for service of process against the Plan.

18.02 Appointment of Fiduciary. The Administrator from time to time is hereby designated Named Fiduciary as defined in the Act with respect to the Plan, with full authority to control and manage the operation and administration of the Plan. The Named Fiduciary may serve and act in more than one fiduciary capacity with respect to the Plan. In accordance with Section 405(c) of the Act, the Administrator is authorized to delegate to a specific person or persons any of his fiduciary duties. Without limiting the foregoing grant of authority, the Administrator is specifically authorized to delegate some or all of the duties assigned to him under Article 18.04. Any delegation of fiduciary duty hereunder must be made in writing. Such delegation shall not be effective unless and until it is consented to in writing by the person or persons appointed to perform the fiduciary duty being assigned.

18.03 Books and Records. The Administrator shall cause to be maintained at all times accounts in such form and detail as are necessary for the effective administration of the Plan, except for records pertaining to the holdings in the various Funds, which shall be kept by the Trustee.

18.04 Powers of the Administrator. The Administrator shall have all powers required for the administration and operation of the Plan, including, but not limited to, the following powers including discretionary authority:

(a) To make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(b) To adopt regulations with the concurrence of the General Counsel of the Company to implement the short-swing profit restrictions under Section 16 of the Securities Exchange Act of 1934 imposing restrictions to prevent insider trading under Rule 10b-5 by limiting the ability of certain Participants to invest in, transfer to or from, or receive distributions or withdrawals from the Company Stock Fund;

(c) To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions, and his decision or action in respect thereof shall be conclusive and binding upon all past, present and future Employees and their beneficiaries, all Participating Companies and upon the Trustee; provided, however, that all such interpretations and decisions shall be applied without discrimination and in a uniform manner to all Employees similarly situated; and provided further, that no such interpretation shall limit or restrict the exercise by the Trustee of its fiduciary duties with respect to the Plan;

(d) To authorize disbursements from the Trust on account of distributions and withdrawals;

(e) To employ such advisors (including, but not limited to, attorneys, independent public accountants, and investment advisors) and such technical and clerical personnel as may be required in the Administrator’s discretion for the proper administration of the Plan; and

(f) To designate, in his discretion, other fiduciaries with respect to the Plan, and to allocate to such fiduciaries such powers (including the appointment of advisors) and responsibilities (other than trustee responsibilities) with respect to the operation and administration of the Plan as he shall deem appropriate.

In carrying out his powers under this Article, the Administrator will be entitled to rely conclusively upon all information, tables, valuations, certificates, opinions and reports which will be furnished by any accountant, counsel, advisor, Employee or Beneficiary.

18.05 Communications. Any person desiring to communicate with the Administrator, including any person claiming benefits under the Plan, shall direct such communication or claim to the Administrator at the address indicated in the summary plan description.

18.06 Claims Review Procedure.

The Administrator shall provide adequate notice in writing to any Participant or to any Beneficiary (“Claimant”) whose claim for benefits under the Plan the Administrator has denied within 90 days after the claim was received. The Administrator’s notice to the Claimant shall set forth:

(a) The specific reason for the denial;

(b) Specific references to pertinent Plan provisions on which the Administrator based its denial;

(c) A description of any additional material and information that is needed; and

(d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 75 days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Administrator in writing within the 75-day period will render the Administrator’s determination final, binding and conclusive.

Such notice shall be forwarded to the Claimant within 90 days of the Administrator’s receipt of the claim; provided, however, that in special circumstances the Administrator may extend the response period for up to an additional 90 days, in which event it shall notify the Claimant in writing of the extension, and shall specify the reason(s) for the extension.

If the Claimant should appeal to the Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim for benefits later than 120 days after its receipt of a request for review.

The Administrator’s notice of denial of benefits shall identify the name and address of each member of the Administrator to whom the Claimant may forward his appeal.

18.07 Costs and Expenses. Except so long as and to the extent that any Fund is invested in a common trust fund of the Trustee, for amounts charged by the Trustee against such common trust fund, all brokerage commissions, transfer taxes incurred in connection with the purchase or sale of securities and all other reasonable expenses of administration of the Plan, including fees and other expenses charged or incurred by the Trustee, shall be borne by the Trust, unless in the Company’s discretion such amounts are paid directly by the Company, for the accounts of and subject to reimbursement by the other Participating Companies in proportion to the number of Employees of each such Participating Company who are Participants of the Plan. Taxes, if any, other than transfer taxes, on any securities or cash held by the Trustee or on earnings thereon which are payable by the Trustee shall be charged against the Participants’ accounts.

ARTICLE 19

TERMINATION, AMENDMENT, MODIFICATION AND SUSPENSION

19.01 Company Discretion. The Company, by action of the Executive Committee, may terminate, amend, modify, or suspend the Plan at any time or from time to time to any extent that it may deem advisable for any reason, including, without limitation, with respect to the Employees of any one or more of the Participating Companies. Any such amendment or modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

19.02 Effect. Any termination, amendment, modification or suspension of the Plan may affect Participants in the Plan at the time thereof as well as future Participants.

19.03 Immediate Vesting; Subsequent Distribution. Upon termination of the Plan or upon complete discontinuance of Company Contributions to the Plan having the effect of terminating the Plan, all accounts of persons affected thereby that are attributable to Matching and Profit Sharing Contributions shall become fully vested immediately.

19.04 No Diversion. Anything herein to the contrary notwithstanding, no termination, amendment or modification of the Plan or suspension of any provision thereof may (a) diminish the value of a Participant’s account as of the effective date of such termination, amendment, modification or suspension, or (b) have the effect of diverting all or any part of the value of a Participant’s account as of the effective date of such termination, amendment, modification or suspension for purposes other than for the exclusive benefit of the Participant and his Beneficiaries, including any surviving spouse.

19.05 Compliance with Law. The Company shall have the right, at any time, to suspend or discontinue its contributions under the Plan, and to terminate, at any time, this Plan. Upon complete discontinuance of contributions, the Account Balance of each affected Participant shall be fully vested.

19.06 Merger or Transfer. There will be no merger or consolidation with, or transfer of any assets or liabilities to, any other plan, unless each Participant will be entitled to receive a benefit immediately after such merger, consolidation, or transfer as if this Plan were then terminated which is at least equal to the benefit he would have been entitled to immediately before such merger, consolidation, or transfer as if this Plan had been terminated.

19.07 Exclusive Benefit. The Employer shall have no beneficial interest in any asset of the Trust and no part of any asset in the Trust shall ever revert to or be repaid to an Employer, either directly or indirectly; nor prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries under the Plan, shall any part of the corpus or income of the Trust Fund, or any asset of the Trust, be used for, or diverted to, purposes other than for the exclusive benefit of the Participants or their Beneficiaries.

Notwithstanding the foregoing, if the Commissioner of Internal Revenue, upon the Employer’s timely request for initial approval of this Plan, determines that the Trust created under the Plan is not a qualified trust exempt from Federal income tax, then the Trustees, upon written notice from the Employer, shall return the Employer’s contributions and increments attributable to the contributions to the Employer. The Trustees must make the return of the Employer contribution under this Section within one (1) year of a final disposition of the Employer’s request for initial approval of the Plan. The Plan and Trust shall terminate upon the Trustees’ return of the Employer’s contributions.

The Employer contributes to this Plan on the condition that its contribution is deductible under Section 404 of the Code. If the Employer’s contribution is disallowed as a deduction, or if the Employer’s contribution is attributable to a mistake of fact, the Trustee shall return to the Employer the amount contributed over, as relevant, the amount that would have been contributed had no mistake of fact occurred, or the amount of the deductible contribution. Earnings attributable to the excess contribution may not be returned to the Employer, but losses attributable thereto must reduce the amount returned. The excess contributions must be returned within one year of the disallowance or mistake. Further, if the amount returned to the Employer would cause any Participant’s Account Balance to be reduced to less than the balance which would have been in his account had the mistaken or nondeductible amount not been contributed, then the amount to be returned to the Employer must be limited so as to avoid the reduction. The Trustee may require the Employer to furnish it with whatever evidence the Trustee deems necessary to enable the Trustee to confirm that the amount the Employer has demanded be returned as properly returnable under the Code and ERISA.

ARTICLE 20

PARTICIPANTS’ RIGHTS NOT TRANSFERABLE OR ASSIGNABLE

20.01 Anti-Alienation Rule. No right or interest of any Participant under the Plan or in any of his accounts shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding devolution by death or mental incompetency. No attempted assignment or transfer thereof shall be effective, and no right or interest of any Participant under the Plan or in any of his accounts shall be liable for, or subject to, any obligation or liability of such Participant.

20.02 QDRO Exception.

(a) Nothing in this Article 20 shall be deemed to apply to any payments required to made pursuant to any order of any court or agency which the Administrator determines to be a qualified domestic relations order, as defined in Section 206(d)(3)(B) of the Act.

(b) Upon receipt by the Plan of any domestic relations order, the Administrator will promptly notify the affected Participant and any alternate payee (as defined in Section 206(d)(3) of the Act) of the receipt thereof and of the Plan’s procedures for determining whether such order is a qualified domestic relations order, shall make such determination within a reasonable period after receipt of such order, and shall notify such Participant and such alternate payee of such determination promptly thereafter. During the period in which the determination of whether a domestic relations order is a qualified domestic relations order is being made, the Administrator shall cause to be segregated in a separate account in the Plan the amounts which would have been payable to the alternate payee specified in such domestic relations order during such period if the order had been determined upon receipt to be a qualified domestic order, and such amounts shall be paid to such alternate payee if it is determined within 18 months after receipt by the Administrator that such domestic relations order is a qualified domestic relations order. If, within such 18 months, it is determined that such domestic relations order is not a qualified domestic relations order, or if such determination has not been made, then the Administrator shall pay the aggregate amounts segregated in such separate account to the Plan, the Participant, or such other person or persons who would have been entitled to such amounts if there had been no order. No payment from such segregated account to any person shall be required to include interest.

(c) In the absence of a breach by the Administrator or any other fiduciary of the Plan of its or his fiduciary obligations to the Plan, the obligation of the Plan to the affected Participant and to each alternate payee shall be discharged to the extent of any payment to either such Participant or to such alternate payee based upon any determination by the Administrator that a domestic relations order is or is not a qualified domestic relations order.

ARTICLE 21

DESIGNATION OF BENEFICIARIES

The Beneficiary of a married Participant shall be the surviving spouse. A married Participant may designate a Beneficiary other than the spouse only if the Participant obtains the written consent of the spouse to the alternate beneficiary, the spouse acknowledges the effect of the consent and the spouse’s signature is witnessed by a notary public or Plan representative. Subject to the foregoing limitation, each Participant making any election under the Plan, and each surviving spouse, and each beneficiary who is a natural person, to whom any benefit under the Plan becomes payable shall file with the Administrator a written designation of a beneficiary or beneficiaries, in such proportions or sequence (in the event of the death of any such beneficiary prior to the completion of payments to such beneficiary) as the Participant or surviving spouse or other beneficiary shall designate, to receive, subject to applicable law and any reasonable limitation of general application established by the Administrator, distributions from the Plan in the event of his or her death prior to complete distribution of benefits hereunder. A Participant or such surviving spouse or other beneficiary may from time to time as permitted by the Plan revoke or change any such designation, subject to applicable laws and governmental regulations at the time in effect and any regulations which the Administrator may prescribe. In the case of lump sum distributions in respect of a deceased Participant, if such Participant did not designate a beneficiary, or if such beneficiary did not survive the Participant, such distribution shall be made to the estate of the Participant. In the event of the death of a Participant, any surviving spouse entitled to receive benefits pursuant to the Plan, and all other designated beneficiaries, prior to complete distribution of benefits hereunder, all remaining payments shall be made to the estate of the last of the Participant and the last surviving beneficiary (including any surviving spouse) to die, or in accordance (subject to applicable law) with any testamentary designation or disposition of such person. Subject to all of the foregoing, if the Administrator shall be in doubt as to the right of any beneficiary (including any surviving spouse) to receive any distribution, the Administrator may direct that such distribution be made to the estate of the Participant, in which case the Trustee, the several Participating Companies and the Administrator shall not be under further liability to anyone. Any distribution in accordance with this Article 21 shall constitute a complete release of all Participating Companies, the Administrator and the Trustee of all obligations with respect to such distribution.

ARTICLE 22

SALE OF DISTRIBUTED SECURITIES

Each Participant, by enrolling in the Plan, agrees for himself, any surviving spouse and his beneficiaries that no distribution of any Company Stock to him under the Plan or by him will be made in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any applicable securities or “Blue Sky” law of any jurisdiction, and that he, any such surviving spouse and any beneficiary will, as a condition precedent to receipt of any Company Stock pursuant to the Plan, execute such agreements as may be required by the Company restricting the sale by such Participant, his surviving spouse or his beneficiaries of such shares of Company Stock in accordance with law, and will accept certificates representing shares of Company Stock bearing such legends as the Company may, in its discretion, require.

ARTICLE 23

TRANSFERS FROM OTHER QUALIFIED PLANS AND QUALIFIED TRUSTS

23.01 Transfers. In the event of an entity becoming a subsidiary or of the acquisition by the Company or any subsidiary of any business the employees of which become Employees, the Plan, upon authorization of the Executive Committee, may accept, from (a) any pension plan qualified under Section 401 of the Code which formerly provided coverage for such persons or (b) any trust qualified under Section 501 of the Code which formerly provided coverage for such persons, assets allocable to the accounts of such persons, subject to such reasonable conditions as the Administrator may impose to insure compliance with applicable law. Any transfers contemplated by this Article 23.01 shall be allocated and invested as contemplated by the Plan or as the Executive Committee shall specify in authorizing such transfer as contemplated by this Article 23.01.

23.02 Transfers of Employees. If any Employee is transferred from a subsidiary which is not a Participating Company to a Participating Company and elects to become a Participant of the Plan, such person may elect, by filing a Payroll Deduction Authorization with the Administrator, to have transferred to the trust forming part of this Plan all of such person’s individual account balances in any defined contribution individual account plan of such subsidiary which is not a Participating Company in which such person participated as an employee thereof, subject to the requirements of such plan and its related trust, and subject to such reasonable conditions as the Administrator may propose to insure compliance with applicable law. Such transfer shall be effected as of such Valuation Date as the Administrator shall designate.

23.03 No Benefit Reduction. Nothing in this Article 23 shall be deemed to authorize or permit any reduction of the present value of any benefit attributable to any person.

ARTICLE 24

ROLLOVER

24.01 Rollover. An Employee who was a member of a pension plan qualified under Section 401 of the Code, or covered by a trust qualified under Section 501 of the Code shall be permitted to transfer in cash his aggregate account balance from such prior plan into the Plan. Any such transfer shall be effected by the Employee delivering (on an Enrollment Date following within the period prescribed in the preceding sentence) a Payroll Deduction Authorization specifying the Fund or Funds in which such Employee’s account balance is to be invested. In addition, the Plan will accept Participant rollover contributions and/or direct rollover distributions made after December 31, 2001, as follows:

(a) Direct Rollovers. The Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions; an annuity contract described in Section 403(b) of the Code, including after-tax employee contributions; and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(b) Participant Rollover Contributions from Other Plans: The Plan will accept a Participant contribution of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code; an annuity contract described in Section 403(b) of the Code; an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(c) Participant Rollover Contributions from IRAs. The Plan will accept a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. Notwithstanding any other provision in this Article 24.01 any transfers contemplated by this Article shall be subject to such reasonable conditions as the Administrator may impose to insure compliance with applicable law.

24.02 Participation. Upon an Employee’s transferring his account balance to the Plan in accordance with this Article 24, such Employee shall become a Participant of the Plan, provided, however, that notwithstanding any provision to the contrary contained in the Plan, an Employee who becomes a Participant pursuant to this Article 24 shall not:

(a) make any Employee After-Tax Contributions to the Plan;

(b) have Employee Before-Tax Contributions or Catch-up Contributions contributed to the Plan on such Employee’s behalf; or

(c) receive any Matching or Profit Sharing Contributions until such time as such Employee has met the eligibility conditions of Article 2.01.

24.03 Direct Rollovers.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Definitions.

(i) “Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). In addition to the foregoing, an eligible rollover distribution shall not include any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code. Further, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of Employee After-Tax Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) or an annuity contract described in Section 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii) “Eligible retirement plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, that accepts the distributee’s eligible rollover distribution. An eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

(iii) “Distributee” means an employee or former employee. In addition, the employee’s spouse or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. A distributee also means the non-spouse Beneficiary of the employee or former employee who requests a direct trustee to trustee transfer of his interest to an individual retirement account under Section 408(a) or an individual retirement annuity under Section 408(b) (other than an endowment contract) of the Code.

(iv) “Direct Rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 25

TOP HEAVY RULES

25.01 Minimum Employer Contribution. If this Plan becomes top heavy, the Plan guarantees a minimum contribution of 3% of Compensation for each Non-Key Employee who is a Participant employed by the Employer on the Determination Date of the Plan Year. For purposes of determining whether the minimum contribution is satisfied, Employee Before-Tax Contributions, Catch-up Contributions and Employee After-Tax Contributions shall be disregarded. The minimum contribution shall not be forfeited under Sections 411(a)(3)(B) or (D) of the Code. The Plan satisfies the guaranteed minimum contribution for the Non-Key Employee if the Non-Key Employee’s contribution rate is at least equal to the minimum contribution.

Notwithstanding the above, if the contribution rate for the Key Employee with the highest contribution rate is less than 3%, the guaranteed minimum contribution for Non-Key Employees shall equal the highest contribution rate received by a Key Employee. The contribution rate is the sum of Company Matching Contributions, Profit Sharing Contributions and forfeitures allocated to the Participant’s account for the Plan Year divided by his Compensation for the Plan Year. To determine the contribution rate, the Administrator shall consider all qualified defined contribution plans maintained by the Employer as a single plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

25.02 Additional Contribution. If the contribution rate for the Plan Year with respect to a Non-Key Employee described in Article 25.01 is less than the minimum contribution, the Employer will increase its contribution for such Participant to the extent necessary so that his contribution rate for the Plan Year will equal the guaranteed minimum contribution. The Administrator shall allocate the additional contribution to the Profit Sharing Contribution account of the Non-Key Employee for whom the Employer makes the contribution.

If a Non-Key Employee Participant is a Participant in this Plan and in another plan that is part of a top-heavy group, the minimum benefit will be provided under the Cytec Salaried and Nonbargaining Employees’ Retirement Plan or Cytec Bargaining Employees’ Retirement Plan, as applicable.

25.03 Determination of Top Heavy Status. The Plan is top heavy for a Plan Year if the top heavy ratio as of the Determination Date exceeds 60%. The top heavy ratio is a fraction, the numerator of which is the sum of the Account Balances of all Key Employees as of the Determination Date and distributions made within the one year period ending on the Determination Date, and the denominator of which is a similar sum determined for all Employees. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The Account Balance of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account. The Administrator shall calculate the top heavy ratio without regard to the Account Balance attributable to any Non-Key Employee who was formerly a Key Employee. The Administrator shall calculate the top heavy ratio, including the extent to which it must take into account contributions not made as of the Determination Date, distributions, rollovers and transfers, in accordance with Section 416 of the Code and the Treasury regulations thereunder.

If the Employer maintains other qualified plans (including a simplified employee pension plan) this Plan is top heavy only if it is part of the Required Aggregation Group, and the top heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds 60%. The Administrator will calculate the top heavy ratio in the same manner as required by the first paragraph of this Article 25.03, taking into account all plans within the aggregation group. The Administrator shall calculate the present value of accrued benefits and the other amounts the Administrator must take into account under defined benefit plans or simplified employee pension plans included within the group in accordance with the terms of those plans, Section 416 of the Code and the Treasury regulations thereunder. The Administrator shall calculate the top heavy ratio with reference to the Determination Dates that fall within the same calendar year.

25.04 Definitions. For purposes of applying the provisions of this Article 25:

(a) “Key Employee” shall mean, any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having Annual Compensation greater than $145,000 (as adjusted under Section 416(i)(1) of the Code), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having Annual Compensation of more than $150,000. For this purpose, annual Compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b) “Non-Key Employee” is an Employee who does not meet the definition of Key Employee.

(c) “Required Aggregation Group” means (i) each qualified plan of the Employer in which at least one Key Employee participates; and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) or 410 of the Code. Any terminated plan that covered a Key Employee and was maintained within the five-year period ending on the Determination Date shall also be included in the Required Aggregation Group.

(d) “Permissive Aggregation Group” is the Required Aggregation Group plus any other qualified plans maintained by the Employer, but only if such group would satisfy in the aggregate the requirements of Sections 401(a)(4) and 410 of the Code. The Administrator shall determine which plan to take into account in determining the Permissive Aggregation Group.

(e) “Determination Date” for any Plan Year is the last day of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the last day of that Plan Year.

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.01 Burden of Investment Risk. Each Participant assumes all risk connected with any decrease in the market price of any securities, including Company Stock, credited to any of his accounts.

26.02 No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any Employee or any person for a continuation of employment nor shall it interfere with the rights of any Participating Company to discharge any Participant or to treat him without any regard to the effect that such treatment might have on him as a Participant.

26.03 Missing Participants. If the Administrator is unable, within three years after any benefit becomes due under the Plan to a Participant or Beneficiary, to make payment because the identity and/or whereabouts of such person can not be ascertained notwithstanding the mailing of due notice to any last known address or addresses, the Administrator shall direct that any such benefits be forfeited and such forfeiture shall be applied to reduce the amount of the Company’s Matching Contribution for that year; provided, however, that the Participant’s Account Balance shall be restored (in an amount equal to the amount forfeited) upon proper claim made by such Participant or Beneficiary prior to the termination of the Plan. In the event a proper claim is made, benefits under this Article 26.03 shall be restored based upon additional Company contributions made in order to restore such benefits.

26.04 Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of New Jersey, to the extent not pre-empted by the Act.

ARTICLE 27

EMPLOYEE STOCK OWNERSHIP PLAN

27.01 General. All Matching Contributions made to this Plan, shall constitute an employee stock ownership plan (“ESOP”) within the meaning of Section 4975(e)(7) of the Code. The provisions of this Article 27 shall supersede contrary provisions of the Plan.

27.02 Acquisition and Disposition of Company Stock.

(a) Any purchase of Company Stock by the Trust pursuant to this Article 27 shall be made at a price which, in the judgment of the Trustee, does not exceed the fair market value of such shares, and any sale of Company Stock pursuant to this Article 27 shall be made at a price which, in the judgment of the Trustee, is not less than its fair market value. The Administrator may direct the Trustee to buy Company Stock from, or sell Company Stock to, any person, subject to paragraph (b).

(b) In the case of any transaction under this Article 27 involving the transfer of Company Stock between the Trust and a disqualified person, as defined in ERISA, or any transaction which is subject to ERISA Section 406(b), no commission shall be charged with respect to the transaction and the transaction shall be for adequate consideration (as defined in ERISA Section 3(18)).

(c) Except as otherwise determined by the Administrator, the Company shall pay all costs of administering the ESOP portion of the Plan and any related expenses of the Trustee, not including interest and normal brokerage charges which are included in the costs of securities purchased (or charged to proceeds in the case of sales).

IN WITNESS WHEREOF, the Company hereby executes and adopts this Plan this 1st day of April, 2007.

Corporate Seal	CYTEC INDUSTRIES INC.

	By:	/s/ Joseph E. Marosits
	Title:	Joseph E. Marosits,
Plan Administrator

EXHIBIT A

The Investment Funds for the Cytec Employees’ Savings Plan shall consist of the following:

1. VANGUARD RETIREMENT SAVINGS TRUST – A fund which invests primarily in investment contracts issued by insurance companies and commercial banks. The investments are made directly or through investments in the Vanguard Retirement Savings Trust. In addition, a portion of the Fund may be invested in the Vanguard Federal Money Market Fund for liquidity purposes. The investment return to members is a blended rate of all investments in the fund.

2. COMPANY STOCK FUND OR CYTEC STOCK FUND – A fund which invests primarily in common stock of the Company, and any cash balances that are held for liquidity purposes are invested in the Vanguard Money Market Reserve Prime Portfolio.

3. VANGUARD BALANCED INDEX FUND – A Fund which attempts to replicate the investment performance of the Wilshire 5000 Total Market Index with respect to 60% of its assets, and the investment performance of the Lehman Brothers Aggregate Bond Index with respect to the remaining 40% of its assets.

4. VANGUARD 500 INDEX FUND – A Fund which seeks to replicate the investment performance of the Standard & Poor’s 500 Index.

5. VANGUARD EXPLORER FUND – A Fund which invests primarily in common stocks of small and emerging growth companies.

6. VANGUARD INTERNATIONAL GROWTH FUND – A Fund which invests primarily in the stocks of as many as 30 foreign stock markets, including Japan, the United Kingdom, France and the Netherlands.

7. VANGUARD PRIMECAP FUND – A fund that invests primarily in stocks of companies with above average prospects for continued earnings growth, strong industry positions, and skilled management teams.

8. VANGUARD TOTAL BOND MARKET INDEX FUND – A fund that seeks a high level of investment income by investing in a large sampling of fixed income securities that strive to match key characteristics of the Lehman Brothers® Aggregate Bond Index.

9. VANGUARD TARGET RETIREMENT FUNDS – 2050 Fund, 2040 Fund, 2030 Fund. 2025 Fund, 2020 Fund, 2015 Fund, 2010 Fund and 2005 Fund – Funds that seek capital appreciation and current income (consistent with its current asset allocation) by investing in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of the fund’s target date.

10. Vanguard LifeStrategy Conservative Growth Fund – Seeks current income and low to moderate capital appreciation by investing in five Vanguard funds. The fund’s asset allocation ranges are expected to be 25%-50% stocks, 30%-55% bonds and 20%-45% short term reserves.

11. Vanguard LifeStrategy Growth Fund – Seeks capital appreciation and some current income by investing in four Vanguard funds. The fund’s asset allocation ranges are expected to be 65%-90% stocks, 10%-35% bonds and 0%-25% short term reserves.

EXHIBIT B

PARTICIPATING COMPANIES

Cytec Engineered Materials Inc.

D Aircraft Products, Inc.

Carbon Fibers LLC

Cytec Surface Specialities Inc.

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